SECURITIES & EXCHANGE COMMISSION
                               Washington, D.C. 20549

                           ______________________________

                                   SCHEDULE 13G

                      Under the Securities Exchange Act of 1934*

                             Seven Seas Petroleum Inc.
                                 (Name of Issuer)

                                  Common Shares
                         (Title of Class of Securities)

                                    817917107
                                  (CUSIP Number)

                                  April 14, 1998
                (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                [ ]      Rule 13d-1(b)
                [ ]      Rule 13d-1(c)
                [ ]      Rule 13d-1(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act ( however, see the Notes).

CUSIP No.     817917107
________________________________________________________________________________
      (1)     NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
                                            P. Mark Moore
________________________________________________________________________________
      (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A
              GROUP   (See Instructions)
                                                                (a) [x]
                                                                (b) [ ]
________________________________________________________________________________
      (3)     SEC USE ONLY
________________________________________________________________________________
      (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                                                      United States
________________________________________________________________________________
NUMBER OF     (5)   SOLE VOTING POWER
                                                      0
SHARES        __________________________________________________________________
BENEFICIALLY  (6)   SHARED VOTING POWER
                                                      2,176,900
OWNED BY      __________________________________________________________________
EACH          (7)   SOLE DISPOSITIVE POWER
                                                      0
REPORTING     __________________________________________________________________
PERSON WITH   (8)   SHARED DISPOSITIVE POWER
                                                      2,176,900
________________________________________________________________________________
      (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                                      2,176,900
________________________________________________________________________________
      (10)    CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES
               (See Instructions)                               [ ]
________________________________________________________________________________
      (11)    PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)                    6.18%
________________________________________________________________________________
      (12)    TYPE OF REPORTING PERSON (See Instructions)
                                                      IN

CUSIP No.817917107
________________________________________________________________________________
      (1)     NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
                                            Robert W. Moore
________________________________________________________________________________
      (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A
              GROUP (See Instructions)
                                                                (a) [x]
                                                                (b) [ ]
________________________________________________________________________________
      (3)     SEC USE ONLY
________________________________________________________________________________
      (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                                                      United States
________________________________________________________________________________
NUMBER OF     (5)   SOLE VOTING POWER
                                                      0
SHARES        __________________________________________________________________
BENEFICIALLY  (6)   SHARED VOTING POWER
                                                      2,176,900
OWNED BY      __________________________________________________________________
EACH          (7)   SOLE DISPOSITIVE POWER
                                                      0
REPORTING     __________________________________________________________________
PERSON WITH   (8)   SHARED DISPOSITIVE POWER
                                                      2,176,900
________________________________________________________________________________
      (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                                      2,176,900
________________________________________________________________________________
      (10)    CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES
              (See Instructions)                                [ ]
________________________________________________________________________________
      (11)    PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (11)
                                                      6.18%
________________________________________________________________________________
      (12)    TYPE OF REPORTING PERSON (See Instructions)
                                                      IN

CUSIP No.817917107
________________________________________________________________________________
      (1)     NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
                                            MTV Operations II L.L.C.
________________________________________________________________________________
      (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A
              GROUP  (See Instructions)
                                                                (a) [x]
                                                                (b) [ ]
________________________________________________________________________________
      (3)     SEC USE ONLY
________________________________________________________________________________
      (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                                                      South Dakota
________________________________________________________________________________
NUMBER OF     (5)   SOLE VOTING POWER
                                                      0
SHARES        __________________________________________________________________
BENEFICIALLY  (6)   SHARED VOTING POWER
                                                      2,176,900
OWNED BY      __________________________________________________________________
EACH          (7)   SOLE DISPOSITIVE POWER
                                                      0
REPORTING     __________________________________________________________________
PERSON WITH   (8)  SHARED DISPOSITIVE POWER
                                                      2,176,900
________________________________________________________________________________
      (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                                      2,176,900
________________________________________________________________________________
      (10)    CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES
              (See Instructions)                                [ ]
________________________________________________________________________________
      (11)    PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (11)
                                                      6.18%
________________________________________________________________________________
      (12)    TYPE OF REPORTING PERSON (See Instructions)
                                                      00

CUSIP No.817917107
________________________________________________________________________________
      (1)     NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
                                            MTV Capital Limited Partnership
________________________________________________________________________________
      (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A
              GROUP   (See Instructions)
                                                                (a)  [x]
                                                                (b)  [ ]
________________________________________________________________________________
      (3)     SEC USE ONLY
________________________________________________________________________________
      (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                                                      South Dakota
________________________________________________________________________________
NUMBER OF     (5)   SOLE VOTING POWER
                                                      0
SHARES        __________________________________________________________________
BENEFICIALLY  (6)   SHARED VOTING POWER
                                                      2,176,900
OWNED BY      __________________________________________________________________
EACH          (7)   SOLE DISPOSITIVE POWER
                                                      0
REPORTING     __________________________________________________________________
PERSON WITH   (8)   SHARED DISPOSITIVE POWER
                                                      2,176,900
________________________________________________________________________________
      (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                                      2,176,900
________________________________________________________________________________
      (10)    CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES
              (See Instructions)                                [ ]
________________________________________________________________________________
      (11)    PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (11)
                                                      6.18%
________________________________________________________________________________
      (12)    TYPE OF REPORTING PERSON (See Instructions)
                                                      PN

CUSIP No.817917107
________________________________________________________________________________
      (1)     NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)
                                            Northstar Trust
________________________________________________________________________________
      (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A
              GROUP   (See Instructions)
                                                                (a) [x]
                                                                (b) [ ]
________________________________________________________________________________
      (3)     SEC USE ONLY
________________________________________________________________________________
      (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                                                      South Dakota
________________________________________________________________________________
NUMBER OF     (5)   SOLE VOTING POWER
                                                      0
SHARES        __________________________________________________________________
BENEFICIALLY  (6)   SHARED VOTING POWER
                                                      2,176,900
OWNED BY      __________________________________________________________________
EACH          (7)   SOLE DISPOSITIVE POWER
                                                      0
REPORTING     __________________________________________________________________
PERSON WITH   (8)   SHARED DISPOSITIVE POWER
                                                      2,176,900
________________________________________________________________________________
      (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                                      2,176,900
________________________________________________________________________________
      (10)    CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES
              (See Instructions)                                [ ]
________________________________________________________________________________
      (11)    PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (11)
                                                      6.18%
________________________________________________________________________________
      (12)    TYPE OF REPORTING PERSON (See Instructions)
                                                      00

Item 1(a)      Name of Issuer:

               Seven Seas Petroleum Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices:

               1990 Post Oak Blvd., Suite 960
               Third Post Oak Central
               Houston, TX 77056

Item 2(a)      Name of Person Filing:

               This filing is made on behalf of P. Mark Moore ("PMM"), MTV Capital Limited Partnership, a South Dakota limited partnership ("MTV"), MTV Operations II L.L.C., a South Dakota limited liability company ("MTV-Ops"), Robert W. Moore ("RWM"), and the Northstar Trust, an irrevocable trust created under the laws of the State of South Dakota pursuant to the Irrevocable Trust of Robert W. Moore dated October 16, 1997 ("Northstar").

               This statement relates to 14,400 Common Shares owned directly by PMM and 2,162,500 Common Shares owned directly by MTV, whose sole general partner is MTV-Ops, whose two managing members are PMM and RWM, as trustee of Northstar. Northstar acquired its managing membership interest in MTV-Ops by purchase in January, 1998, from RWM's revocable trust created under an Indenture of Trust of Robert W. Moore, dated May 12, 1995, as amended.

Item 2(b)      Address of the Principal Office:

               The principal business office of PMM, MTV, MTV-Ops, RWM, and Northstar is 3600 West Main Street, Suite 150, Norman, Oklahoma 73072.

Item 2(c)      Citizenship:

               PMM and RWM are United States citizens. MTV-Ops is a limited liability company organized under the laws of the State of South Dakota. MTV is a limited partnership organized under the laws of the State of South Dakota. Northstar is an irrevocable trust created under the laws of the State of South Dakota.

Item 2(d)      Title of Class of Securities:

               Common Shares

Item 2(e)      CUSIP Number:

               817917107

Item 3. If this statement is filed pursuant to 240.13(d)-1(c), check this box. [x]

Item 4.        Ownership:

(a) Amount beneficially owned:  2,176,900

(b) Percent of class:  6.18%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:  0

(ii) Shared power to vote or to direct the vote:  2,176,900

(iii) Sole power to dispose or to direct the disposition of:  0

(iv) Shared power to dispose or to direct the disposition of :  2,176,900

Item 5.       Ownership of 5 Percent or Less of a Class:

              This item is not applicable.

Item 6.       Ownership of more than 5 Percent on Behalf of Another Person:

              MTV-Ops, the general partner of MTV, has the power to direct the affairs of MTV, including the power to direct the receipt of dividends from, or the proceeds from the sale of, the 2,162,500 Common Shares owned by MTV. PMM and RWM, in his capacity as trustee of Northstar, are the managing members of MTV-Ops and in those capacities direct its operations.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

              This item is not applicable.

Item 8.       Identification and Classification of Members of the Group:

              This item is not applicable.

Item 9.       Notice and Dissolution of Group.

              This item is not applicable.

Item 10.      Certification:

              By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete, and correct.


DATED:  April 14, 1998


                                       /s/ P. MARK MOORE
                                       P. Mark Moore, individually, and as
                                       managing member of
                                       MTV Operations II L.L.C.,
                                       general partner of
                                       MTV Capital Limited Partnership



                                       /s/ ROBERT W. MOORE
                                       Robert W. Moore, individually, and
                                       as trustee of the Northstar
                                       Trust, a managing member of
                                       MTV Operations II L.L.C.,
                                       general partner of
                                       MTV Capital Limited Partnership

                                  EXHIBIT 1

                            JOINT FILING AGREEMENT
                            PURSUANT TO RULE 13D-1(k)1

     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  April 14, 1998


                                       /s/ P. MARK MOORE
                                       P. Mark Moore, individually, and as
                                       managing member of
                                       MTV Operations II L.L.C.,
                                       general partner of
                                       MTV Capital Limited Partnership



                                       /s/ ROBERT W. MOORE
                                       Robert W. Moore, individually, and
                                       as trustee of the Northstar
                                       Trust, a managing member of
                                       MTV Operations II L.L.C.,
                                       general partner of
                                       MTV Capital Limited Partnership